AAON Announces Tax Reform Bonus for Employees

Tulsa, OK - (January 2, 2018) - AAON, Inc. (NASDAQ: AAON), today announced personnel employed by AAON on January 1st, 2018, excluding officers, will receive a $1,000 bonus in recognition of the new tax reform law. AAON employs approximately 2,000 individuals at its Tulsa, Oklahoma and Longview, Texas facilities.

Norman H. Asbjornson, AAON CEO, stated, “We are very appreciative of all AAON employees and want to commemorate the passing of this historic, economy-stimulating tax reform law. While most employees are shareholders of the company and benefit as a result of the new tax law, we felt it appropriate to provide a more direct recognition of their importance to AAON’s future success.”

About AAON
AAON is engaged in the engineering, manufacturing, marketing, and sale of air conditioning and heating equipment consisting of standard, semi-custom, and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, condensing units, makeup air units, energy recovery units, geothermal/water-source heat pumps, and coils. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.aaon.com.

Contact: Eric Taylor
Phone: 918-583-2266
Email: marketing@aaon.com